BIONX IMPLANTS, INC. AND SUBSIDIARIES
                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                  (Unaudited)
                     (in thousands, except per share data)

Computation of Earnings (Loss) per Common Share

                                              For the Three Months Ended
                                                        March 31,
                                                 1996                1997
Primary:

Weighted average common shares outstanding       5,263               5,318
Weighted average incremental shares
  assumed to be outstanding related to
  common stock options and warrants granted
  and convertible preferred stock based
  on the treasury stock method                     253                 561
Weigted average convertible preferred stock
  (if converted method)                             -                1,053
Pro forma effect of charge issued pursuant
  to initial public offering as described
  in note 3 of notes to the March 31, 1997
  consolidated financial statements                 -                2,300
                                                  ----               -----


Totals                                           5,516               9,232
                                                 =====               =====

Net income (loss)                             $  (489)                 222
                                              ========               =====

Per share amount                              $ (0.09)                0.02
                                              ========                ====

Fully Diluted:

Weighted average common shares outstanding       5,263               5,318
Weighted average incremental shares assumed
  to be outstanding related to common stock
  options and warrants granted and convertible
  preferred stock based on the treasury stock
  method                                           253                 561
Weighted average convertible preferred stock
  (if converted method)                             -                1,053
Pro forma effect of shares issued pursuant to
  initial public offering as described
  in note 3 of the notes to the March 31,
  1997 consolidated financial statements            -                2,300
                                                  ----               -----

Totals                                           5,516               9,232
                                                 =====               =====

Net income (loss)                                (489)                 222
                                                 =====               =====

Per share amount                              $ (0.09)                0.02
                                              ========               =====